Exhibit 99.1
NEWS RELEASE for March 3, 2010 AT 4:10 PM ET
Contact: William R. Abbott
Senior Vice President and Chief Financial Officer
949-420-1800
CARDIOGENESIS REPORTS FOURTH QUARTER AND FULL-YEAR 2009 RESULTS
4th Quarter Revenue Up 29% from Prior Year
IRVINE, CA, March 3, 2010
     Cardiogenesis Corporation (Pink Sheets: CGCP), a leading developer of surgical products used in the treatment of cardiac patients suffering from severe angina, today reported financial results for its fourth quarter and year-ended December 31, 2009.
     Revenues in the fourth quarter of 2009 totaled $3,132,000 a 29% increase from prior year fourth quarter revenues of $2,431,000. Higher quarterly revenues resulted in a gross margin of 84% and an operating income of $459,000. The operating income compares favorably with an operating loss of $555,000 in the 2008 fourth quarter. Net income for the quarter was $409,000 or $0.01 per basic and diluted share, as compared with net loss of $573,000, or $0.01 per basic and diluted share in the 2008 fourth quarter.
     “The increase in fourth quarter sales is a direct result of focusing our sales team on the previously installed laser systems in U.S. hospitals,” said Cardiogenesis Executive Chairman Paul McCormick, “These positive financial results will allow us to step up our investment in research and development as we prepare to initiate a U.S. clinical trial for our novel PHOENIX™ Delivery System, which combines myocardial tissue stimulation with the intramyocardial delivery of stem cells. We believe that the combination of our PHOENIX technology with bioactive cells represents an exciting growth opportunity for us and could potentially represent a new standard of care for delivery of stem cells to the heart.”
     Handpiece revenue in the fourth quarter of 2009 increased $412,000, or 24%, to $2,134,000 as compared to $1,722,000 in the same period of the prior year. Laser revenue in the fourth quarter of 2009 increased $327,000, or 48%, to $687,000 over the fourth quarter of 2008 as a result of higher average sales prices.
     Revenues for the 2009 full-year totaled $10,354,000, a 15% decrease from revenues of $12,150,000 in 2008. Full-year handpiece revenue totaled $7,657,000, a decrease of $374,000, or 5%, from handpiece revenue of $8,031,000 for the year ended December 31, 2008. Laser revenue for the year ended December 31, 2009, reflecting the challenging capital equipment environment in 2009, was $1,453,000, a decrease of $1,505,000 from full-year 2008.
     For the year ended December 31, 2009, Cardiogenesis reported an operating loss of $1,118,000 as compared with an operating loss of $320,000 for the same period in 2008. The net loss for 2009 was $1,234,000 or $0.03 per basic and diluted share, compared with a net loss of $315,000, or $0.01 per basic and diluted share, for full year 2008.
     Gross margin was 84% of net revenues for the quarter ended December 31, 2009 as compared with 73% for the quarter ended December 31, 2008. Gross profit increased by $851,000 to $2,632,000 for the fourth quarter of 2009 as compared with $1,781,000 for the 2008 fourth quarter. The higher gross margin in the 2009 fourth quarter results primarily from higher average sales prices for both our handpieces and lasers. In addition, fourth quarter 2008 results included approximately $166,000 in inventory reserve charges that did not recur in the fourth quarter of 2009.

     For the full year ended December 31, 2009, gross margin was 83% of net revenues as compared to 82% for the twelve months ended December 31, 2008. As a result of lower sales revenues in 2009, gross profit in absolute dollars decreased by $1,364,000 to $8,547,000 for the year ended December 31, 2009, as compared with $9,911,000 for the 2008 year.
     Research and development expenses were $318,000 in the fourth quarter of 2009 as compared with $271,000 in the 2008 fourth quarter. For the full year 2009, R&D expenses of $1,331,000 were $427,000 or 47% above 2008 R&D expenses of $904,000. The dollar increase for the three month and full year periods are primarily attributed to submissions and follow-up with the Food and Drug Administration related to the PMA Application for the PEARL 8.0 handpiece and the Investigational Device Exemption to initiate a safety and feasibility trial for the PHOENIX Delivery System.
     Sales and marketing expenses of $1,454,000 in the quarter ended December 31, 2009 decreased $175,000, or 11%, compared with $1,629,000 for the quarter ended December 31, 2008. For the twelve months ended December 31, 2009, sales and marketing expenditures totaled $5,558,000, a decrease of $929,000, or 14%, compared with $6,487,000 for in 2008.
     General and administrative expenses for the quarter ended December 31, 2009 totaled $401,000 as compared to $436,000 during the quarter ended December 31, 2008. For the full year period ended December 31, 2009, general and administrative expenses totaled $2,776,000 as compared to $2,840,000 for the twelve months ended December 31, 2008.
About Cardiogenesis Corporation
Cardiogenesis is a medical device company specializing in the treatment of cardiovascular disease and is a leader in devices that treat severe angina. Our market leading holmium:YAG laser system and single use fiber-optic delivery systems are used to perform a FDA-cleared surgical procedure known as Transmyocardial Revascularization (TMR).
For more information on Cardiogenesis and its products, please visit our website at www.cardiogenesis.com.
Safe Harbor Statement
This press release contains forward-looking statements, including, without limitation, with respect to the Company’s expectation to begin a U.S. clinical trial of the Company’s PHOENIX™ Combination Delivery System. Any forward-looking statements in this news release are subject to numerous risks and uncertainties, many of which are outside the Company’s control, that could cause actual results to differ materially. Factors that could affect the accuracy of these forward-looking statements include, but are not limited to: any inability by the Company to sustain profitable operations or obtain additional financing on favorable terms if and when needed; any failure to obtain required regulatory approvals; failure of the medical community to expand its acceptance of TMR procedures; possible adverse governmental rulings or regulations, including any FDA regulations or rulings; the Company’s ability to comply with international and domestic regulatory requirements; possible adverse Medicare or other third-party reimbursement policies or adverse changes in those policies; any inability by the Company to ship product on a timely basis; the Company’s ability to manage its growth; the effects of recent disruptions in global credit and equity markets and other adverse economic developments that could adversely affect the market for our products or our ability to raise needed financing; actions by our competitors; and the Company’s ability to protect its intellectual property. Other factors that could cause Cardiogenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and the Company’s other filings with the Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

CARDIOGENESIS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008
	(unaudited)		(audited)
Net revenues	$3,132	$2,431	$10,354	$12,150
Cost of revenues	500	650	1,807	2,239

Gross profit	2,632	1,781	8,547	9,911

Operating expenses:
Research and development	318	271	1,331	904
Sales and marketing	1,454	1,629	5,558	6,487
General and administrative	401	436	2,776	2,840

Total operating expenses	2,173	2,336	9,665	10,231

Operating income (loss)	459	(555)	(1,118)	(320)
Other income (expense):
Interest expense	(1)	(1)	(36)	(23)
Interest income	—	4	3	59
Other non-operating expense	(43)	—	(63)	—

Total other income (expense), net	(44)	3	(96)	36

Income (loss) before income taxes	415	(552)	(1,214)	(284)
Provision for income taxes	6	21	20	31

Net income (loss)	$409	$(573)	$(1,234)	$(315)

Net earnings (loss) per share:
Basic and Diluted	$0.01	$(0.01)	$(0.03)	$(0.01)

Weighted average shares outstanding:
Basic and Diluted	45,549	45,402	45,526	45,320

CARDIOGENESIS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	Years Ended December 31,
	2009	2008
	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$2,568	$2,907
Accounts receivable, net of allowance for doubtful accounts of $6 and $20, respectively	933	1,330
Inventories	914	1,164
Investments in marketable securities	—	75
Prepaids and other current assets	253	395

Total current assets	4,668	5,871
Property and equipment, net	341	382
Other assets, net	9	18

Total assets	$5,018	$6,271

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$127	$200
Accrued salaries and related	604	554
Accrued liabilities	299	549
Deferred revenue	744	800
Note payable	88	—
Current portion of capital lease obligations	9	6

Total current liabilities	1,871	2,109
Capital lease obligations, less current portion	14	13

Total liabilities	1,885	2,122

Commitments and Contingencies

Shareholders’ equity:
Preferred stock:
no par value; 5,000 shares authorized; none issued and outstanding	—	—
Common stock:
no par value; 75,000 shares authorized; 45,549 and 45,487 shares issued and outstanding, respectively	174,217	173,999
Accumulated deficit	(171,084)	(169,850)

Total shareholders’ equity	3,133	4,149

Total liabilities and shareholders’ equity	$5,018	$6,271